UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2021

STAGWELL INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-13718	86-1390679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One World Trade Center, Floor 65, New York, NY 10007

(Address of principal executive offices and zip code)

(646) 429-1800
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Subordinate Voting Shares, $0.001 par value	STGW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 20, 2021, Midas OpCo Holdings LLC (the “Issuer”), a subsidiary of Stagwell Inc. (the “Company”), entered into an indenture (the “Indenture”) among the Issuer, each of the Company’s subsidiaries signatory thereto, as guarantors (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the issuance by the Issuer of 5.625% Senior Notes due 2029 (the “Notes”). The Notes bear interest at a rate of 5.625% per annum, accruing from August 20, 2021. Interest is payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning on February 15, 2022. The Notes will mature on August 15, 2029, unless earlier redeemed or repurchased.

The Notes are guaranteed on a senior unsecured basis by all of the Company’s domestic subsidiaries that guarantee the Issuer’s amended and restated $500 million senior secured revolving credit facility (the “Facility”), except for certain entities that will be added as guarantors of the Notes within 90 days after the issue date of the Notes. The Notes are senior unsecured obligations of the Issuer and rank (i) equally in right of payment with all of the Issuer’s or any Guarantor’s existing and future unsubordinated indebtedness, (ii) senior in right of payment to the Issuer’s or any Guarantor’s existing and future subordinated indebtedness, (iii) effectively subordinated to any of the Issuer’s or any Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness, including the Facility, and (iv) structurally subordinated to all existing and future liabilities of the Issuer’s subsidiaries that are not Guarantors.

The Issuer may, at its option, redeem the Notes in whole at any time or in part from time to time, on and after August 15, 2024 at a redemption price of 102.813% of the principal amount thereof if redeemed during the twelve-month period beginning on August 15, 2024, at a redemption price of 101.406% of the principal amount thereof if redeemed during the twelve-month period beginning on August 15, 2025 and at a redemption price of 100.000% of the principal amount thereof if redeemed on August 15, 2026 and thereafter.

Prior to August 15, 2024, the Issuer may, at its option, redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes plus a “make whole” premium (as described in the Indenture) and accrued and unpaid interest. The Issuer may also redeem, at its option, prior to August 15, 2024, up to 40% of the Notes with the net proceeds from one or more equity offerings at a redemption price of 105.625% of the principal amount thereof.

If the Issuer experiences certain kinds of changes of control (as defined in the Indenture), holders of the Notes may require the Issuer to repurchase any Notes held by them at a price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest. In addition, if the Issuer sells assets under certain circumstances, it must offer to repurchase the Notes at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.

The Indenture includes covenants that, among other things, restrict the Issuer’s ability and the ability of its restricted subsidiaries (as defined in the Indenture) to incur or guarantee additional indebtedness; pay dividends on or redeem or repurchase the capital stock of the Issuer; make certain types of investments; create restrictions on the payment of dividends or other amounts from the Issuer’s restricted subsidiaries; sell assets; enter into transactions with affiliates; create liens; enter into sale and leaseback transactions; and consolidate or merge with or into, or sell substantially all of the Issuer’s assets to, another person. These covenants are subject to a number of important limitations and exceptions. The Notes are also subject to customary events of default, including cross-payment default and cross-acceleration provisions.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 1.02.	Termination of Material Definitive Agreement.

On August 20, 2021, upon depositing $904.2 million with the trustee for the Issuer’s 7.50% senior notes due 2024 (the “Existing Notes”), the Issuer redeemed all $870.3 million aggregate principal amount of its Existing Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth above under Items 1.01 and 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 8.01	Other Items

On August 20, 2021, the Company issued a press release announcing that the Issuer had completed its offering of the Notes to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain non-United States persons in transactions outside the United States pursuant to Regulation S under the Securities Act. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of August 20, 2021, among the Issuer, the Guarantors and the Bank of New York Mellon Trust Company, N.A., as trustee
4.2	Form of 5.625% Senior Note due 2029 (included in Exhibit 4.1)
99.1	Press release of Stagwell Inc., dated August 20, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2021

STAGWELL INC.

By:	/s/ Frank Lanuto
Frank Lanuto
Chief Financial Officer